Exhibit 10.2

LICENSE AGREEMENT

This License Agreement, made as of October 29, 2024 (the “Effective Date”), is by and among NLC Ltd., an Israeli limited company (“NLC Ltd.”), and NLC Viral Defense, LLC (“NLC LLC”), a Delaware limited liability company (collectively, “NLC” or “Licensor”), with principal offices located at 25 Shlomo Ben Yosef Street, Suite 44, Tel Aviv, Israel and Innovation) Biotech Inc., a Nevada corporation, with principal offices located at 7 Grand View Avenue, Somerville, MA 02143 (“Innovation)”). Each of NLC and Innovation) may be referred to herein, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, NLC is in the business of sale of supplements and the development and commercialization of drugs that aim to stop viral illnesses; and

WHEREAS, Innovation1 is a publicly traded company with no current operations, and is evaluating a number of strategic alternatives including, but not limited to, seeking to acquire a new business, including potentially by means of a reverse merger with an operating entity; and

WHEREAS, Innovation) desires to acquire rights to Develop and Commercialize certain of NLC’s assets as more particularly set forth on Schedule A hereto (the “Licensed Assets”), and NLC desires to grant such rights on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, NLC and Innovation1, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions; Dollar Amounts. Capitalized terms used in this Agreement are set forth on Schedule I. All dollar amounts set forth in this Agreement are expressed in, and shall be payable in, United States dollars.

ARTICLE II
[RESERVED]

ARTICLE III
[RESERVED]

ARTICLE IV
LICENSE GRANT

4.1          License Grant from NLC to Innovation1.

4.1.1        Subject to the terms and conditions of this Agreement, NLC as of the Closing Date (as defined herein) and for the Term hereby grants to Innovation1 an exclusive (even as to NLC), worldwide, royalty-bearing, transferable in accordance with Section 12.5.1 (entitled Assignment Provisions) license under Licensed Process Intellectual Property to research, develop, make or have made, use, import, market, offer for sale, and sell each Licensed Asset in the Territory.

4.1.2        Except for the licenses expressly granted to Innovation) pursuant to this Agreement, NLC grants no other rights or licenses, including any other rights or licenses under the Licensed Process Patent Rights and the Licensed Process Know-How, or under any other Patent Rights, Know-How or other intellectual property rights of NLC, whether by implication, estoppel or otherwise.

4.2          Sublicenses.

4.2.1        Sublicensing. The rights granted to Innovation1 by NLC under Section 4.1 may be extended by Innovation) to one of its Affiliates and, subject to terms and conditions of this Agreement, may be sublicensed at any tier to an Innovation) Sublicensee. Innovation) shall, within ten (10) Business Days after signature, provide NLC with a copy of each agreement with an Innovation) Sublicensee executed by Innovation) or any of its Affiliates, which shall be treated as the Confidential Information of Innovation1; provided, however, that in addition such copy may be subject to redaction as Innovation1 reasonably believes is necessary to protect confidential and proprietary information not required for NLC to confirm compliance with the terms and conditions of this Agreement.

4.2.2        Performance by Affiliates and Sublicensees. Innovation) shall be responsible for performance by each Affiliate and Innovation1 Sublicensee of its obligations under this Agreement. Each sublicense granted by Innovation) pursuant to this Section 4.2 shall contain terms and conditions consistent with this Agreement. Without limiting the foregoing, each sublicense agreement shall contain the following provision: an automatic license to Innovation), with the right to grant a further license to NLC pursuant to the terms and conditions of this Agreement, to any Know-How and under any Patent Rights that shall fall under the definition of Innovation1 Licensed Assets Know-How or Innovation1 Licensed Asset Patent Rights when Controlled by Innovation1.

4.3          License Grant from Innovation) to NLC.

4.3.1        Solely upon (i) NLC’s termination of this Agreement pursuant to Section 10.2 or (ii) Innovation1’s termination of this Agreement pursuant to Section 10.4, and as to (i) and (ii) and otherwise subject to the terms and conditions of this Agreement, and provided that NLC is not in breach of this Agreement, Innovation1 hereby grants to NLC a royalty-free, perpetual, fully paid-up, transferable in accordance with Section 12.5 (entitled Assignment Provisions), worldwide, nonexclusive, sublicensable at any tier, license under Innovation1 Licensed Asset Know-How and Innovation) Licensed Asset Patent Rights that is necessary or materially useful to research, develop, make, have made, import, use, offer for sale and sell each applicable Licensed Asset; provided, however, that such license grant shall not include (x) any intellectual property rights generated by or on behalf of Innovation) which is not related to the research, development, manufacture or use of each applicable Licensed Asset, and/or (y) any intellectual property rights relating to Innovationl’s existing products, existing development candidates, future products or future product candidates other than the Licensed Assets.

Innovation1 shall not assign, transfer or grant any rights, title or interest to any Third Party to any Know-How or Patent Rights related to any Licensed Asset to the extent said grant of such rights would prevent the grant of rights from Innovation1 to NLC under this Section 4.3.

4.3.2        Retained Rights. Except for the licenses expressly granted to NLC pursuant to this Agreement, Innovation1 grants no other rights or licenses to Patent Rights, Know-How or other intellectual property rights of Innovation1, whether by implication, estoppel or otherwise.

4.4         Exclusivity. During the period commencing on the Closing Date and ending with the Term of this Agreement, neither NLC nor any of its Affiliates or their respective NLC Sublicensees shall market, promote, offer for sale, manufacture, distribute or sell any form of Licensed Asset without prior discussion and consultation with and written consent of Innovation) not to be unreasonably withheld or delayed.

4.5         Assignment of INDs. To the extent there are any, NLC hereby transfers and assigns to Innovation) NLC’s entire right, title and interest in and to all prospective INDs in NLC’s Control with respect to all Licensed Assets, together with any research, data, correspondences and other materials and documentation in connection therewith.

ARTICLE V
FINANCIAL PROVISIONS

5.1         Within ten (10) Business Days after the Effective Date, Innovation) shall cause $500,000 to be contributed by third parties to Innovation) for use in connection with the Licensed Assets (such date, the “Closing Date”).

5.2         Innovation1 will use good faith commercially reasonable efforts to procure an investment of not less than $2,500,000 as soon as possible following the Closing Date to be used for development, marketing and sale of Tollovid supplements.

5.3         Upon the consummation of this Agreement, Innovation1 shall undertake commercially reasonable efforts to effectuate the items set forth on Schedule B (collectively, the “Transaction Obligations”) hereof within 60 days from the Closing Date.

5.4         License Fees. Simultaneously with the execution and delivery of this Agreement, and subject to NLC granting license rights to Innovation1 as set forth under the terms and conditions of this Agreement:

5.4.1        Innovation1 and NLC acknowledge that prior to the Effective Date, Innovation1 paid NLC a one-time, non-refundable, non-creditable fee of $100,000 pursuant to the terms of the Letter of Intent between the parties dated as of July 20, 2024.

5.4.2        Innovation1 shall issue to NLC a number of shares of Innovation1’s common stock, par value $0.001 per share, representing an aggregate of ten percent (10.0%) of Innovation1’s issued and outstanding shares of common stock (the “NLC Shares”) on a fully diluted basis as of the Closing Date (the “Stock Issuance”), as more particularly contemplated in the Stock Issuance Agreement (defined below). The Parties shall negotiate in good faith and enter into a Stock Issuance Agreement memorializing the Stock Issuance, substantially in the form of Exhibit B attached hereto (the “Stock Issuance Agreement”).

5.4.3        On the Closing Date, The Innovation1 shall make to NLC a onetime payment of $35,000 plus VAT at the applicable rate on the date of payment, if any, properly chargeable thereon, to be used to pay NLC’s reasonable and documented legal expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby.

5.5         Royalty Payments; Royalty Term.

5.5.1        Royalty Payments. Innovation1 shall pay NLC royalties on Net Sales for each Licensed Asset in the Territory, calculated as set forth on Schedule C hereof.

5.5.2        Royalty Term. Royalties under Section 5.3.1 shall be payable on a country-by-country basis in the Territory during the period commencing on the First Commercial Sale of a Licensed Asset in any country in the Territory and during the Term.

5.6         Sublicense Fee. NLC shall be entitled to a 10.0% sublicense fee from sublicense net income received by Innovation1 or its Affiliates due to the grant of sublicenses or other forms of commercialization of the Licensed Assets to third parties, and excluding the sale of products for which Royalties have been paid to Licensor.

5.7         Payments; Reports.

5.7.1        Innovation1 shall pay to NLC all royalties due on Net Sales received in a calendar quarter within five (5) Business Days after the date on which Innovation1’s 10-Q for such calendar quarter has been filed with the Securities and Exchange Commission (the “SEC”).

5.7.2        Upon Innovation1’s becoming current with its SEC filings and during the Term, Innovation1 shall furnish to NLC written reports (hereinafter the “Quarterly Financial Report”), within five (5) Business Days after the date on which Innovation1’s 10-Q for such calendar quarter is due to be filed with the SEC, whether or not royalties or other payments are due, stating either that no royalties or other payments are due or showing: (i) the Net Sales in each country in the Territory in local currency during the relevant calendar quarter and Net Sales in United States dollars (USD) translated from local currency using the applicable currency rate prior to calculating the royalty payable in accordance with Section 5.6; (ii) gross amount invoiced on sales of each Licensed Asset used to calculate Net Sales and a complete and detailed accounting of all deductions under the Net Sales definition by category; and (iii) the royalties which shall have accrued hereunder in respect to Net Sales.

5.7.3        Innovation1 shall pay all amounts due under this Agreement in United States dollars (USD) to such account(s) to which NLC provides written notice to Innovation1.

5.8          Taxes.

5.8.1        Innovation1 shall make all payments to NLC under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required on behalf of NLC by law in effect at the time of payment.

5.8.2      Any tax required by law to be withheld on amounts payable under this Agreement on behalf of NLC shall promptly be paid by Innovation1 on behalf of NLC to the appropriate governmental authority, and Innovation1 shall furnish NLC with proof of payment of such tax.

5.8.3      Innovation1 and NLC shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by Innovation1 to secure a reduction in the rate of applicable withholding taxes.

5.9          Currency Exchange. With respect to sales of any Licensed Asset sold in a currency other than U.S. dollars, such amounts shall be expressed in the U.S. dollar equivalent calculated by applying the currency conversion as applied by Innovation1’s banking institution in accordance with such bank’s standard policies and procedures at which the relevant account is being maintained (provided, that such bank shall be a large commercial bank) on the last Business Day of the relevant calendar quarter.

5.10        Late Payments. Innovation1 shall pay interest to NLC on the aggregate amount of any invoices that are not paid and not the subject of a good faith dispute on or before the date such payments are due under this Agreement at a rate equal to the lesser of the maximum permitted by applicable law or one and one-half percent (1.5%) per month, calculated based on the number of days such payments are paid after the date such payments are due.

5.11       Records and Audits. Innovation1 shall keep, and shall require its Affiliates and the Innovation1 Sublicensees to keep, complete and accurate records relating to the calculations of Net Sales for the then current calendar year, and during the preceding three (3) calendar years. NLC shall have the right, once annually, to have an independent, certified public accounting firm reasonable acceptable to Innovation1 review any such records of Innovation1 its Affiliates and Innovation1 Sublicensees (the “Audited Party”) upon reasonable written notice, but not less than thirty (30) days’ notice, and during regular business hours and under obligations of confidentiality (including with respect to the independent, certified public accounting firm), for the sole purpose of verifying the basis and accuracy of payments made and deductions taken under Article V of this Agreement. NLC shall promptly provide Innovation1 a copy of any audit report generated pursuant to this Section. In the event such inspection leads to the discovery of a discrepancy to NLC’s detriment, Innovation1 shall, within thirty (30) days after receipt of the report from the accounting firm, pay the amount of the discrepancy, plus interest on the underpayment in accordance with Section 5.7. NLC shall pay the full reasonable cost of the review unless the underpayment of amounts due to NLC is greater than five percent of the amount due for any calendar year being examined, in which case Innovation1 shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by Innovation I revealed by an examination shall be credited against future royalties due on Net Sales under this Agreement. In the event of any dispute between the Parties regarding the results of such audit, the independent certified public accountants of Innovation1 and NLC shall select a third independent certified public accountant to resolve such dispute. The costs of the third independent certified public accountant shall be borne equally by each Party.

ARTICLE VI
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

6.1          Inventorship. All Improvements, whether or not reduced to practice, Know-How and other forms of intellectual property rights arising from or relating to a Party’s activities under this Agreement, including, but not limited to activities conducted by or on behalf of such Party, its Affiliates or Sublicensees, and any Patent Rights claiming such Improvements that arise from such activities after the Closing Date, shall be owned by such Party; provided, that in the case of any such inventions, Know-How and other forms of intellectual property rights generated by or on behalf of the Parties jointly (including by their respective Affiliates or sublicensees on their behalf), shall be owned by the Parties jointly, in each case, subject to the rights and licenses granted hereunder (as applicable). Inventorship for patentable inventions conceived during the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

6.2          Ownership.

6.2.1        General. Subject to the licenses and rights granted to Innovation1 under this Agreement, as between the Parties, NLC shall own the entire right, title and interest in and to any and all Licensed Assets, including, without limitation Licensed Process Intellectual Property. Subject to the license rights granted to NLC under this Agreement, as between the Parties, Innovation1 shall own the entire right, title and interest in and to any and all Innovation1 Licensed Asset Know-How and Innovation1 Licensed Asset Patent Rights.

6.3          Prosecution and Maintenance of Patent Rights.

6.3.1        Licensed Process Intellectual Property. Innovation1 shall, at its own expense and in its discretion, file, conduct prosecution, and maintain (including the prosecution or defense of any interference or opposition proceedings) all Licensed Process Patent Rights, that are not expired or abandoned, in NLC’s name and NLC shall cooperate with Innovation1, at NLC’s sole cost and expense, as reasonably requested by Innovation1 relating thereto. In addition, within 5 Business Days of the Closing Date, NLC shall furnish to Innovation1 documentation and evidence of payment in connection with any fees it has actually paid associated with the Licensed Process Patent Rights incurred from June 20, 2024 and through the date hereof and, within 10 Business Days of receipt of such documentation and evidence of payment from NLC, Innovation1 shall reimburse NLC up to an aggregate of $40,000 for NLC’s payment of any such fees.

6.3.2        Innovation1 shall provide NLC copies of all substantive prosecution papers related to Licensed Process Patent Rights with claims Covering any Licensed Asset with respect to uses sent to or received from patent offices in the Territory. With respect to such patent applications containing material not previously filed that is intended to be filed in patent offices in the Territory, Innovation1 shall use reasonable efforts to provide NLC with a draft of each such filing in advance of submission and shall consider in good faith any comments regarding such draft application that NLC may timely provide.

6.4          Third Party Infringement.

6.4.1        Notices. Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement of any Licensed Process Patent Rights, Innovation1 Licensed Asset Know-How or Innovation1 Licensed Asset Patent Rights or (ii) unauthorized use or misappropriation of any Licensed Process Know-How by a Third Party, of which such Party becomes aware, relating to any Licensed Asset within the Territory, and shall provide the other Party with all available information in its possession evidencing such infringement, or unauthorized use or misappropriation.

6.4.2        Infringement. In the event either Party becomes aware that a Third Party may be offering a Licensed Asset or may be otherwise infringing Licensed Process Intellectual Property, Innovation1 shall have the right, but not the obligation, to initiate a lawsuit or take other appropriate action at its sole cost and expense that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, Licensed Process Intellectual Property. In the event Innovation1 determines not commence a lawsuit or other appropriate action, it shall advise NLC, and NLC shall have the option, but not the obligation, to assume control and initiate a lawsuit or take other appropriate action at its sole cost and expense that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, the Licensed Process Intellectual Property. The Parties shall reasonably cooperate with respect to any action or settlement. Any damages awarded or settlement amounts obtained against such Third Party shall first be utilized to reimburse the Parties their respective costs and expenses, including, without limitation, reasonable and documented attorneys’ fees, incurred in prosecuting such action, and thereafter any remaining amounts shall be payable to NLC. Further, each Party agrees that it shall join such suit at its sole cost and expense if the relevant court would lack jurisdiction if such Party or its Affiliates or Sublicensees were absent from such suit, and each Party and its Affiliates and Sublicensees shall execute such legal papers and cooperate in the prosecution or defense of such suit as may be reasonably requested by the other Party.

6.4.3        Conduct of Certain Actions. The Party initiating litigation under this Section 6.4 shall have the sole and exclusive right to select counsel for any litigation initiated by it pursuant to this Section; provided that any settlement agreements reached by such Party shall require the prior approval of the non-initiating Party.

6.5         Third Party Infringement Claims. If a Party becomes aware of any Third Party claim that the development, manufacture or Commercialization of a Licensed Asset infringes the Patent Rights of any Third Party in the Territory (collectively, a “Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing. Innovation1 shall have the right, within thirty (30) days after receiving written notice of a Third Party Infringement Claim, to assume the defense thereof, as well as the right to take other appropriate action that it believes is reasonably required to defend any such actual or threatened claim of infringement; provided that any counterclaims shall be handled in accordance with the enforcement provision of Section 6.4.2; and provided, further, (a) that NLC and its counsel (at the sole cost and expense of NLC) may participate in (but not control the conduct of) the defense of such Third Party Infringement Claim; and (b) that no settlement of any such Third Party Infringement Claim shall be entered into unless NLC shall have consented to such settlement in writing (which consent shall not be unreasonably withheld, conditioned or delayed). If Innovation1 assumes the defense of a Third Party Infringement Claim, Innovation1 shall (w) conduct the defense of the Third Party Infringement Claim in good faith, (x) have the right to appoint lead counsel in the defense of any such lawsuit and to control the litigation, (y) be responsible for all legal fees and costs in such litigation (other than NLC’s counsel and other legal fees incurred by NLC), and (z) be responsible for any and all financial compensation for damages awarded therein subject to indemnification obligations by NLC of Innovation1 if and to the extent that any Third Party Infringement Claim is upheld based on actions of NLC. In order for NLC to have an opportunity to effectively participate in the defense of the Third Party Infringement Claim, Innovation1 shall (1) direct its counsel, upon reasonable request by NLC in writing, to provide NLC or its counsel promptly with copies of requested pleadings and written claims, demands, notices or other documents obtained in connection with such lawsuit, as permitted by law or otherwise and (2) consider in good faith the recommendations made by NLC. NLC agrees that it shall join such suit if the relevant court would lack jurisdiction if NLC was absent from such suit, and NLC shall execute such legal papers and cooperate, at Innovation1’s expense, in the defense of such suit as may be reasonably requested by Innovation1.

If Innovation1 does not assume the defense of the Third Party Infringement Claim as set forth in this Section 6.5, NLC shall (A) have the right but not the obligation to appoint lead counsel in the defense of any such lawsuit and to control the litigation, (B) be responsible for all legal fees and costs in such litigation (other than costs of Innovation1’s counsel), and (C) be responsible for any and all financial compensation for damages awarded therein subject to indemnification obligations by Innovation1 of NLC if and to the extent that any Third Party Infringement Claim is upheld based on actions of Innovation1. Innovation1 agrees that it shall join such suit if the relevant court would lack jurisdiction if Innovation1, its Affiliates and/or Innovation1 Sublicensees was absent from such suit, and Innovation1, its Affiliates and/or Innovation1 Sublicensees shall execute such legal papers and cooperate, at NLC’s expense, in the defense of such suit as may be reasonably required by NLC. For the avoidance of doubt, if NLC assumes the defense of a Third Party Infringement Claim, Innovation1 and its counsel (at the sole expense of Innovation1) may participate in (but not control the conduct of) the defense of such Third Party Infringement Claim. In any case, no settlement of any such Third Party Infringement Claim shall be entered into unless NLC first consults with and solicits input in writing from Innovation1 regarding the terms of any such settlement and obtains Innovation1’s consent to such settlement, such consent not to be unreasonably withheld, conditioned or delayed. Further, NLC shall (1) direct its counsel, upon reasonable request by Innovation1 in writing, to provide Innovation1 or its counsel promptly with copies of requested pleadings and written claims, demands, notices or other documents obtained in connection with such lawsuit, as permitted by law or otherwise and (2) consider in good faith the recommendations made by Innovation1.

6.6          Cooperation. In any infringement suit that either Party may institute to enforce the Patent Rights in the Territory, or in a suit for patent infringement that is brought by a Third Party against Innovation1 or NLC in connection with the Licensed Asset in the Territory, that either Party or both Parties are required or elect to defend, the other Party shall, at the reasonable request and expense of the Party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE VII
CONFIDENTIALITY

7.1          Confidential Information. During the Term and for a period of seven (7) years after any termination or expiration of this Agreement, each Party (the “Receiving Party”) agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose except, in each case, pursuant to, and in order to carry out, the terms and objectives of this Agreement (which includes activities contemplated by the licenses granted in Article W) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party (the “Disclosing Party”); provided, however, if this Agreement is terminated prior to the expiration of the Term, the Know-How of a Party shall, except as provided in the third sentence of this paragraph, remain confidential indefinitely. The terms of this Agreement shall be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VII. The restrictions on the disclosure and use by the Receiving Party of Confidential Information of the Disclosing Party set forth in the first sentence of this Section 7.1 shall not apply to any Confidential Information of the Disclosing Party that:

(a)            was known by the Receiving Party prior to disclosure by the Disclosing Party (as evidenced by the Receiving Party’s written records or other competent evidence);

(b)           is or becomes publicly known in the industry through no fault of the Receiving Party, its Affiliates, Sublicensees, or agents;

(c)            is disclosed to the Receiving Party by a Third Party, to the best of Receiving Party’s knowledge, having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the Disclosing Party and provided such Third Party is not disclosing such information on behalf of the Disclosing Party; or

(d)           is independently developed by personnel of the Receiving Party who did not have access to the Confidential Information (as evidenced by the Receiving Party’s written records or other competent evidence) and other than in connection with activities under this Agreement.

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country or of any stock exchange or Nasdaq, such Party shall provide at least three (3) Business Days prior written notice, along with a copy of such intended disclosure, to such other Party, shall consider in good faith the other Party’s comments, shall disclose only such Confidential Information of such other Party as is required to be disclosed and shall cooperate in the Disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures.

7.2          Permitted Disclosures. Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the Receiving Party’s employees, consultants, advisors, lawyers, and bona fide potential acquirors and potential investors, and to service providers, investigators, and Third Party contractors (collectively “Representatives”), in each case who are subject to written contractual obligations of confidentiality and non-use that would apply to such Confidential Information and are at least as stringent as the obligations applicable to the Receiving Party under this Agreement. NLC and Innovation1 shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective Representatives, to treat such Confidential Information as required under Section 7.1 (as if such Representatives were Parties directly bound to the requirements of Section 7.1). Each Party may also disclose Confidential Information of the other Party to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement or in connection with the licenses granted under this Agreement.

7.3          Publicity. Neither Party shall issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned, except that (a) NLC and Innovation1 may issue a joint press release on mutual written agreement of both Parties; (b) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement; and (c) provided that the Party complies with the notice and review provisions set forth in this Section, such Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq. During the Term of this Agreement, in the event NLC or Innovation1 is required by applicable law to publicly disclose any of the results generated by Innovation1 (excluding information contained in any Innovation1 Form 10-Q or Form 10-K) or any of its Affiliates or Innovation1 Sublicensees information provided by NLC or Innovation1 related to the Licensed Asset, or either Party is required by applicable law to disclose the terms of this Agreement, such Party shall give the other Party at least three (3) Business Days’ prior written notice, shall provide to such other Party a copy of the required disclosure, shall, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and shall consider in good faith any other comments of such other Party on such public disclosure. NCL shall accept such information on a confidential basis and shall not buy, sell, transfer or otherwise dispose of Innovation1 common stock until such time as the information is publicly disclosed or no longer material.

7.4          Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall, at the request of, and as directed by, the Disclosing Party, return or destroy Confidential Information of the Disclosing Party in the Receiving Party’s or any of its Affiliate’s or Sublicensee’s possession, and shall destroy any reports or notes in Receiving Party’s possession to the extent containing the Disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, and certify such return or destruction by a company officer, provided that (a) the Receiving Party may retain one copy of Confidential Information of the Disclosing Party for archival purposes; and (b) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

8.1          Mutual Representations. Each Party (and in the case of NLC, jointly and severally,) hereby represents and warrants to the other Party, as of the Effective Date and the Closing Date, as follows:

(a)            It is duly organized and validly existing under the laws of its jurisdiction of formation and has the corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)           The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper company action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws (or equivalent governing document) or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c)            Neither the execution and delivery of this Agreement and the other agreements contemplated hereby or ancillary hereto nor compliance by the such Party with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) such Party’s governing documents, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, known to such Party to which such Party is a party, (iii) any agreement, contract, lease, license or commitment to which such Party is subject, or (iv) applicable law.

(d)           Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Marketing Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or Commercialization of any Licensed Asset) or from any Third-Party.

(e)            Neither such Party nor any of its Affiliates or their respective employees have been debarred or is subject to debarment, and no such Party has used in any capacity in connection with the development or manufacture of the Licensed Asset or other products prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. In the event of any such debarment, the Party who is not subject to such debarment may terminate this Agreement effective on ten (10) Business Days’ notice.

(f)            Each Party hereto acknowledges, understands and agrees that the other Parties hereto are entering into this Agreement in reliance upon each Party’s representations, warranties and covenants made in this Agreement.

8.2          Representations and Warranties of Innovation1. In addition to the representations and warranties given by both Parties under Section 8.1, Innovation1 hereby makes the following representations and warranties to Licensor:

(a)            Share Capital. Attached as Schedule 8.2 (a) hereto is a capitalization table of Innovation1 (the “Capitalization Table”) setting forth, as of immediately prior to the issuance of the NLC Shares and immediately following such issuance, the number and class of shares held by each shareholder of Innovation1, and the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Company any share capital of Innovation1.

(b)           Affiliates. Schedule 8.2 (b) sets forth Innovationl’s Affiliates.

(c)            Financial Status and Liabilities.

(i)             The balance sheet, profit and loss statement and statement of cash flows which was prepared by Innovation1 as of August 31, 2023 (the “Balance Sheet” and the “Balance Sheet Date”, and, collectively, the “Financial Statements”) are included with Innovation1’s Form 10-K annual report filed with the Securities and Exchange Commission. The Financial Statements fairly and accurately present the financial position of Innovation1 as of August 31, 2023.

(ii)           Following the Closing Date and giving effect to the proposed transactions in connection with this Agreement and liabilities in the ordinary course of business, other than as set forth in Schedule 8.2(c)(ii) and Innovation1’s reports filed with the Securities and Exchange Commission (the “SEC Reports”), to the knowledge of Innovation1 it has no material liabilities, debts or obligations, contingent, fixed or otherwise, or whether due or to become due, of, relating to or affecting Innovation1 or its business, properties, assets, financial conditions, or results of operations of Innovation1.

(d)           Innovation1 has not received any notice of or been charged with the violation of any law and, to its knowledge, there is no threatened action or proceeding against Innovation1 under any of such laws. Innovation1 has not filed its annual tax return for the year ending December 31, 2023. There is no pending or, to Innovation1 ’s knowledge, threatened dispute, examination, audit, claim, proceedings or other action with respect to taxes for which the Innovation1 is, or would likely become, liable.

(e)            Other than as set forth in Schedule 8.2(h) or disclosed in the SEC Reports, no action, proceeding or governmental inquiry or investigation is pending or, to the knowledge of Innovation1, threatened, against Innovation1 or any of its officers, directors, or employees (in their capacity as such), or against any of Innovation1’s properties or its assets, or with regard to Innovation1’s business, before any court, arbitration board or tribunal or administrative or other governmental agency. Innovation1 is not a party to, or subject to, the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by Innovation1 currently pending or that it intends to initiate.

8.3          NLC’s Representations and Warranties. NLC, jointly and severally, hereby makes the following representations and warranties to Innovation1 as of the Effective Date and the Closing Date:

(a)            The NLC entity identified on Schedule A hereto is the sole owner, free and clear of any encumbrance, lien or claim, of the Licensed Assets.

(b)           NLC has not received any written notice of, or has actual knowledge of any threatened or actual claim, action or investigation that any Patent, Know-How or trade secret owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of any Licensed Asset in the Territory.

(c)            None of the Licensed Process Patent Rights owned or controlled are the subject of, nor does NLC have actual knowledge of, any pending or proposed re-examination, opposition, interference or litigation proceedings in the Territory.

(d)           Exhibit C provides a true, complete and correct list as of the Effective Date of all (i) Patent Rights included within the Licensed Process Patent Rights in the Territory, and (ii) applications for Patents Rights included within the Licensed Process Patent Rights in the Territory.

8.4          Compliance with Law. Each Party shall comply with all applicable laws and regulations in its performance of this Agreement, including, in the case of Innovation1, in the development, manufacture, Commercialization, Medical Affairs and use of any Licensed Asset.

8.5          No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING EACH LICENSED ASSET, LICENSED PROCESSED INTELLECTUAL PROPERTY, INNOVATION1 PRODUCT PATENT RIGHTS, OR INNOVATION1 PRODUCT KNOW-HOW), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE LICENSED ASSETS, THE LICENSED PROCESS PATENT RIGHTS OR LICENSED PROCESS KNOW HOW, INNOVATION1 PRODUCT PATENT RIGHTS, OR INNOVATION1 PRODUCT KNOW-HOW, OR THAT ANY LICENSED ASSET SHALL BE FREE FROM ANY INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR NOT INFRINGING THE LICENSED PROCESS PATENT RIGHTS OR LICENSED PROCESS KNOW-HOW COVERED BY THIS AGREEMENT. THE LICENSED ASSETS ARE PROVIDED ON AS-IS AVAILABLE BASIS.

ARTICLE IX
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1          Indemnification by Innovation1.

(a)            Innovation) shall indemnify, hold harmless, and defend NLC, its Affiliates, and NLC Sublicensees, and their respective directors, officers, employees and agents and the officers and directors of Innovation1 resigning on, or in connection with, the Closing Date (the “NLC Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Innovation1 in this Agreement, or any breach or violation of any material term of this Agreement by Innovation1; (ii) the fraud, bad faith, gross negligence or willful misconduct of Innovation1, its Affiliates, Innovation1 Sublicensees, and their respective directors, officers, and employees in connection with activities undertaken pursuant to this Agreement; and (iii) the research, development, Medical Affairs, Commercialization, or use of any Licensed Asset by Innovation1 and its Affiliates and Innovation1 Sublicensees under this Agreement, including with respect to any Third Party Infringement Claim resulting from the activities of Innovation1 that are not within the scope of activities allowed under the licensed granted by NLC in this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Innovation1 shall have no obligation to indemnify the NLC Indemnitees to the extent that the Losses arise out of or result from any breach of any representation or warranty made by NLC in this Agreement, any breach or violation of any term of this Agreement by NLC, the fraud, bad faith, gross negligence or willful misconduct of any of the NLC Indemnitees.

(b)           Subject to the other terms and conditions of this Section 9, if at any time after the Closing Date, any person initiates a suit, action, claim, investigation or proceeding against NLC regarding the ownership of the Tollovid trademark (any such claim, a “Trademark Claim”) and NLC incurs costs (including attorneys’ fees, disbursements, and other amounts paid as a result of such Trademark Claim or the compromise or settlement thereof) in connection with defending such Trademark Claim, Innovation1 shall pay for all such reasonable and documented costs and expenses incurred by NLC associated with defending such Trademark Claim (the “Defense Costs”). Innovation1 shall pay for such Defense Costs by deducting from amounts due and payable to NLC and its affiliates under the Transaction Documents, any Royalty Payments that may accrue and become due and payable to NLC pursuant to Section 5.5.1 and Section 5.2 hereof (collectively, the “Holdback Amounts”), until such Defense Costs are paid in full. If any Trademark Claim shall be brought against NLC in respect of which indemnity may be sought pursuant to this Section 9.1(b), NLC shall promptly notify Innovation1 in writing in reasonable detail, and Innovation1 shall have the right, in its absolute discretion, but not the obligation, to assume the defense of such Trademark Claim, and to make any compromise or settlement thereof, in its absolute discretion and NLC and its Affiliates, upon the assumption by Innovation1 of the defense of any such action, shall no longer be entitled to reimbursement of any Defense Costs in respect of such Trademark Claim In addition, NLC and its Affiliates shall cooperate in full with Innovation1 in connection therewith at Innovation1’s reasonable request and at NLC’s and it’s Affiliates’ expense in defense of such Trademark Claim, including but not limited to making available all of their collective pertinent expertise and information under its control, and causing its directors, officers, managers, employees and other representatives (including, for avoidance of doubt, Dr. Arad) to be available in a deposition, hearing or trial. NLC shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of NLC. Innovation1 will not be responsible to cover any Defense Costs, and will not otherwise be liable to NLC, under this Section 9.1(b), (1) for any settlement or compromise of, or consent to the entry of judgement in, any action, claim or proceeding by NLC effected without Innovation1’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to or is a consequence of NLC’s or its Affiliate’s bad faith, fraud, gross negligence, willful misconduct or breach of any of the representations, warranties, covenants or agreements made by NLC and its Affiliates in this Agreement or in the other Transaction Documents. In addition and to the extent Defense Costs remain after application of the Holdback Amounts, or in the event that any of the Transaction Documents shall terminate prior to the payment in full of any such Defense Costs, any such remaining Defense Costs shall remain the sole and exclusive obligation of NLC and its Affiliates and neither NLC nor its Affiliates shall be entitled to any further reimbursement or indemnification by Innovation1 or its Affiliates in respect thereof.

9.2          Indemnification by NLC. NLC shall indemnify, hold harmless, and defend Innovation1, its Affiliates and Innovation1 Sublicensees and certain of Innovation1’s former and current directors, officers, and agents including Charles Allen, Fredrick Pierce, II, Shahin Gharakhanian, and Frank Knuettel II (the “Innovation1 Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by NLC in this Agreement, or any breach or violation of any material term of this Agreement by NLC; (b) the fraud, bad faith, gross negligence or willful misconduct of NLC, its Affiliates, NLC Sublicensees and its and their respective directors, officers and employees in connection with activities undertaken pursuant to this Agreement; and (c) with respect to any Third Party Infringement Claim resulting from the activities of NLC that are not within the scope of activities allowed under the license granted by Innovation1 under Section 4.3 of this Agreement. Notwithstanding the foregoing, or anything in this Agreement to the contrary, NLC shall have no obligation to indemnify the Innovation1 Indemnitees to the extent that the Losses arise out of or result from any breach of any representation or warranty made by Innovation1 in this Agreement, any breach or violation of any term of this Agreement by Innovation1, the gross negligence or willful misconduct of any of the Innovation1 Indemnitees.

9.3          Indemnification Procedure. In the event of any such claim against any Innovation1 Indemnitee or NLC Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party shall cooperate with the indemnifying Party and may, at the indemnified Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements entered into by any Indemnitee without the indemnifying Party’s prior written authorization.

9.4          Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES OR IF SUCH DAMAGES ARE FORESEEABLE, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER ARTICLE IX OR AS A RESULT OF A PARTY’S FRAUD, WILLFUL MISCONDUCT, OR WILLFUL BREACH OF LICENSE RESTRICTIONS, OR BREACH OF ARTICLE VII (CONFIDENTIALITY). NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, LICENSOR’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS PAID TO LICENSOR UNDER THIS AGREEMENT.

9.5          Insurance. Within fifteen (15) days of the Closing Date and during the Term and for a period of at least three (3) years after the last commercial sale of the Licensed Asset under this Agreement, Innovation1 shall maintain insurance, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including product liability insurance including coverage for each Licensed Asset in an amount not less than $1,000,000 per occurrence and $1,000,000 in the aggregate. NLC Ltd. and NLC LLC shall be named as additional insured parties under such insurance policy. Innovation1 hereby undertakes to timely comply with all obligations imposed upon it under such policies, including the obligation to pay timely and in full all premiums and other payments due under such policies. Innovation1 shall provide NLC upon request with written evidence of such insurance policies. Innovation1 shall provide NLC with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or any material change in such insurance. Innovation1 shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Innovation1 or any Affiliate or Sublicensee continues to make, use, or sell Licensed Assets, and thereafter for a period of seven (7) years.

ARTICLE X
TERM AND TERMINATION

10.1          Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until terminated in accordance with this Article X (the “Term”).

10.2	Termination for Cause by NLC.

(a)          (a)         This Agreement may be terminated by NLC, on a Licensed Asset by Licensed Asset basis, and by country by country basis in the Territory, or in its entirety, upon 60 days prior notice of NLC to Innovation1 and a right to cure, upon the occurrence of any of the following events:

(i)         if Innovation1 breaches any of its payment obligations under the terms of this Agreement or under the terms of the Consulting Agreement, that are not the subject of a good faith dispute and Innovation1 has not cured such breach within the prior notice period set forth above.

(ii)        if Innovation1 is in material breach of its obligations (other than payment obligations) hereunder and has not cured such material breach within the prior notice period set forth above.

10.2.2    Termination for Breach.

(a)         In the event that, by 11:59PM Eastern Standard Time on the tenth (10th) Business Day after the Effective Date, IVBT has not received at least $500,000 in capital commitments, this Agreement may be terminated in its entirety by NLC immediately upon IVBT’s receipt of written notice from NLC.

(b)         In the event that twenty-four (24) months after a cumulative amount of at least $2 million in investor funds has been raised, an aggregate of $2 5 million in Net Sales attributable to any or a combination of the Licensed Assets has not been realized: (1) this Agreement may be terminated in its entirety, on a Licensed Asset by Licensed Asset basis, and by country by country basis in the Territory, upon written notice by NLC if Innovation1 is in material breach of its obligations (other than payment obligations) hereunder and has not cured such material breach within sixty (60) days after written notice describing the nature of such material breach is provided to Innovation1; and (2) if Innovation1 breaches any of its payment obligations under the terms of this Agreement that are not the subject of a good faith dispute and Innovation1 has not cured such breach within twenty (20) Business Days following the date NLC provides written notice to Innovation1 of said breach for failure to pay as provided herein, this Agreement may be terminated in its entirety by NLC upon written notice to Innovation1.

10.2.3    Either Party may terminate this Agreement upon the Bankruptcy Event of the other Party; provided however, that the Parties acknowledge and agree that this Agreement is a license of rights to “intellectual property” as such term is defined in Section 101 of the Bankruptcy Code for purposes of Section 365(n) of the Bankruptcy Code. The Parties agree that the non-bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any other equivalent law. The following is without prejudice to any rights that any non-bankrupt Party may have arising under this Agreement, the Bankruptcy Code or other applicable law. Further, upon occurrence of a Bankruptcy Event, the non-bankrupt party shall be entitled to a complete duplicate of or complete access to any such intellectual property, and all embodiments thereof. Such intellectual property and all embodiments thereof shall be promptly delivered to non-bankrupt Party (i) upon the occurrence of a Bankruptcy Event upon written request therefor by the non-bankrupt party, unless the bankrupt Party (or the bankruptcy trustee) shall have then elected to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, concurrently with, and as a condition to, the rejection of this Agreement by or on behalf of the non-bankrupt Party.

10.3          Automatic Termination. In the event that the $500,000 investment into Innovation1 by third party investors is not contributed within ten (10) Business Days after the Effective Date as contemplated in Section 5.1 hereunder, this Agreement shall automatically terminate and be of no further force or effect, and no Party hereunder will have any further obligation under this Agreement save for any obligations that arose prior to termination and expressly survive this Agreement’s termination, nor shall any Party hereunder have any further recourse against the others or their respective Affiliates and Sublicensees.

10.4          Termination by Innovation1. In addition to Irmovationl’s rights under Section 10.2, Innovation1 shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to NLC in the event Innovation1 determines in its reasonable business judgement that (i) any of the Licensed Assets shall not be sufficiently differentiated from other products available in the Territory to result in a financially viable product; or (ii) after having discussed a Licensed Asset with the FDA Innovation1 determines in its reasonable business judgement that the cost of development of said Licensed Asset shall exceed any reasonable forecast of a positive financial return. In the event Innovation1 terminates this Agreement pursuant to this Section 10.4, except as set forth in Section 10.5, no Party shall have any further recourse against the others or their respective Affiliates and Sublicensees.

10.5          Effect of Termination.

10.5.1    Termination of Licenses. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that was incurred prior to the effective date of such termination, and each of the Parties shall remain obligated to provide an accounting for and to pay amounts due. In the event of any termination of this Agreement, the license rights granted to Innovation1 under Article W shall terminate.

10.5.2    Transfer of Information and Filings. Upon (i) NLC’s termination of this Agreement under Section 10.2, or (ii) Innovation1’s termination of this Agreement under Section 10.4:

(a)         Innovation1 shall, and shall cause its Affiliates to, as promptly as practicable, at Innovation1’s sole cost and expense, transfer to NLC or NLC’s designee:

(i)             possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including the Existing IND and all other INDs, Marketing Approvals and pricing and reimbursement approvals) relating to the development, manufacture or Commercialization of the Licensed Asset and all product trademarks then being used by Innovation1 to identify the Licensed Asset, if any, together with the goodwill of the business symbolized by the trademark identifying each applicable Licensed Asset, if any (the “Licensed Asset Trademark(s)”) and all registrations and applications therefor in every country in the Territory, including any renewals and extensions of the registrations that are or may be secured, now or hereafter in effect, and all rights of action accrued and to accrue under and by virtue thereof, including the right to sue and recover for infringement of the product trademarks; provided, however, that in no event shall this Agreement permit NLC to use any non-Licensed Asset Trademark Controlled by Innovation1 and the goodwill related thereto; and

(ii)           all preclinical, clinical, safety and other data related to each applicable Licensed Asset tangible form and in Innovation1’s or any Affiliate’s possession and control; and Innovation1 shall use Commercially Reasonable Efforts to obtain for NLC the right to access all such data and reports in the possession or control of any Innovation1 Sublicensees or other Third Parties; and (iii) tangible embodiments of Innovation1 Licensed Asset Know-How; provided, however, that Innovation1 shall not have any obligation to perform under this (iii) in the event NLC is in breach of this Agreement;

(b)          Innovation1 shall provide NLC and its designees with a right of reference to any IND, Marketing Approval or other filing or approval with any Regulatory Authority related to the development, manufacture or sale of each applicable the Licensed Asset that has not yet been transferred to NLC or its designee under this Section, and where appropriate and required shall provide prompt notice to the applicable Regulatory Authority of such right of reference;

(c)          in the event that Innovation1 has assumed responsibility under Section 6.4.1 with respect to Licensed Asset Patent Rights, Innovation1 shall transfer such responsibility and all related files and documents to NLC or its designee;

(d)         notwithstanding any language to the contrary in this Agreement, for a period of up to twelve (12) months following the Term Innovation1 its Affiliates and Innovation1 Sublicensees shall continue to have a limited license to the NLC Process Patents for the purpose of selling its remaining inventory of each applicable Licensed Asset subject to payment of royalties under Section 5.3; and

(e)          Innovation1 shall use Commercially Reasonable Efforts to execute all documents and take all such further actions as may be reasonably requested by NLC at Innovation1’s sole cost and expense, in order to give effect to this Section as soon as reasonably practicable.

10.5.3     Manufacturing. In the event of any expiration or termination of this Agreement for any reason, to the extent Innovation1 or any of its Affiliates or Innovation1 Sublicensees has engaged a Third Party to manufacture of any Licensed Asset (or portion thereof) as of the date of notice of termination, Innovation1 or any of its Affiliates or Innovation1 Sublicensees shall use Commercially Reasonable Efforts to cooperate with NLC, and cause the Third Party manufacturer of the Licensed Asset to cooperate with NLC in the transfer, scale-up and validation of the manufacturing process for the Licensed Asset to NLC or NLC’s designee, including transfer of the master batch record, quality and analytical methods and all other relevant records reasonably requested by NLC related to production, testing and release of the Licensed Asset, and shall make its personnel reasonably available to NLC to answer questions in connection with the foregoing. In addition, at NLC’s option, either (a) Innovation1 shall insure that such Third Party manufacturing contract shall terminate upon the termination of this Agreement, or (b) Innovation1 shall use Commercially Reasonable Efforts to assign to NLC any Third Party manufacturing contract relating to the Licensed Asset to which Innovation1 or any of its Affiliates or Innovation1 Sublicensees is a party.

10.6          Survival. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Sections 4.3, 5.3, 5.4, 5.7, 5.8, 6.1, 6.2, 10.5 and Articles I, VII, IX, XI and XII shall survive any expiration or termination of this Agreement; and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, shall survive.

ARTICLE XI
DISPUTE RESOLUTION

11.1          Referral of Unresolved Matters to Chief Executive Officers. In the event that the Parties are unable to resolve a dispute under this Agreement, within fifteen (15) days from the date such dispute is first brought to the other Party’s attention by written notice, the matter shall be referred to the respective chief executive officers of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.

11.2          Arbitration. Any dispute, claim or controversy arising from or related in any way to this Agreement, except for any dispute relating to ownership, inventorship, infringement, scope, validity or enforceability of intellectual property rights, which the Parties have not resolved under Section 11.1 shall be submitted for resolution to final and binding arbitration pursuant to the then current commercial arbitration rules of the American Arbitration Association (“AAA”). Whenever Innovation1 or NLC decides to institute arbitration proceedings, it shall give written notice to the other Party stating the nature of the dispute in reasonable detail. Arbitration shall be held in New York, New York, USA, and it shall be conducted by a panel of three (3) arbitrators if the dispute relates to a payment amount of $250,000 or more and a single arbitrator if the dispute relates to the payment of less than $250,000. If arbitration shall be held by three (3) arbitrators, then, within thirty (30) days after the receipt of the dispute notice by a Party, each of Innovation1 and NLC shall appoint one arbitrator each, and such arbitrators shall select a third arbitrator within thirty (30) days thereafter. In selecting a third arbitrator, the two (2) party-appointed arbitrators shall not rely upon, or be provided with, any list of arbitrators from the AAA. If either Party fails to appoint an arbitrator within the thirty-day period or if the two first arbitrators are unable to select a third arbitrator within such additional period, or if the arbitration is to be conducted by a single arbitrator, such arbitrator(s) shall be appointed by the AAA in accordance with AAA rules. Any and all arbitrators chosen hereunder shall have at least fifteen (15) years of firsthand licensing and product development experience in the pharmaceutical industry, whether in business development or as legal professionals and shall never have been employed (either as an employee or as an independent consultant) by either of the Parties, or any Affiliate or Sublicensee. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. The proceedings and decisions of the arbitrators shall be confidential, final and binding on the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The Parties shall share equally the costs of the arbitrators, and each Party shall pay its own costs associated with the arbitration. Nothing in this Section shall preclude either Innovation1 or NLC from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction concerning a dispute either prior to or during any arbitration, if necessary, to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

ARTICLE XII
MISCELLANEOUS

12.1          Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the state of Nevada excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and venue shall be Manhattan.

12.2          Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, including obligations to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, terrorism, epidemic or pandemic, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (a) the affected Party provides prompt written notice to the other Party of such failure or delay, (b) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (c) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of Innovation1 or NLC to comply with applicable laws.

12.3          Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

12.4          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given if delivered, in person or by a nationally recognized overnight courier, or by e-mail (upon confirmed receipt) to the addresses set forth on the signature page hereto, or such other addresses as may be designated in writing by the Parties from time to time during the Term.

12.5          Assignment.

12.5.1    Assignment Provisions. This Agreement may not be assigned or otherwise transferred by either Party (whether by operation of law or otherwise), without the prior written consent of the other Party. Notwithstanding the foregoing, upon written notice to the other party (i) NLC may assign its rights to receive royalty payments under this Agreement and (ii) either Party may assign this Agreement without consent of the other Party (A) in the event of a Change of Control of such Party to the Third Party successor or purchaser if the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement within ten (10) days after assignment or (C) to an Affiliate, provided the assignor shall remain responsible for the payment and performance by such Affiliate of its obligations hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. For the avoidance of doubt, the provisions of Section 5.1 of this Agreement may not be assigned or otherwise transferred (whether by operation of law or otherwise).

12.5.2    Amendment. The Parties hereto may amend, modify, waive or alter any of the provisions of this Agreement only by a written instrument duly executed by both Parties hereto; provided that if there is any amendment or modification to these documents that adversely or negatively affects Charles Allen, Fredrick Pierce, II or any other Persons who served as directors or officers of Innovation1 immediately prior to the Closing Date, such amendment or modification shall also require the prior written consent of each such person.

12.5.3    Entire Agreement. This Agreement, including the Stock Issuance Agreement and all schedules and exhibits attached hereto and thereto (collectively, the “Transaction Documents”), contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral; provided that any preexisting nondisclosure agreement between the Parties shall not be superseded by this Agreement as to confidential information provided prior to the Effective Date or otherwise not subject to this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in the Transaction Documents.

12.5.4    Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

12.5.5    Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

12.5.6    No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

12.5.7    Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.5.8    Costs and Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the transactions contemplated hereby, including attorneys’ and accountants’ fees and expenses.

12.5.9    Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision shall be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

12.5.10  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Signature Page Follows

IN WITNESS WHEREOF, NLC and Innovation1 have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

INNOVATION1:

INNOVATION1 BIOTECH INC.

By:
Name: Frederick Pierce, II Title: Interim CEO

Address:	7 Grand View Avenue
Somerville, MA 02143
E-mail: Tierce @ilbio.com

NLC: NLC VIRAL DEFENSE, LLC

By:
Name: Dr. Dorit Arad Title: CEO/Authorized Person

NLC PHARMALTD.

By:
Name: Dr. Dorit Arad Title: CEO/Authorized Person

Address: 25 Ben Yosef Street, Suite 44, Tel Aviv, Israel E-mail: dorit.arad@gmail.com